UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 28, 2017

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY INC.	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-31387	NORTHERN STATES POWER COMPANY	41-1967505
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

Minnesota 2016 Multi-Year Electric Rate Case – Update
On March 1, 2017, the Administrative Law Judge (ALJ) issued his recommendation in the NSP-Minnesota rate case. The ALJ recommended that the Minnesota Public Utilities Commission (MPUC) approve the settlement (discussed below) as it will contribute to establishing just and reasonable rates and that no objections to the settlement are sufficient to merit rejection. The ALJ also provided recommendations for a majority of the revenue requirement issues in dispute in the event the MPUC decides to reject the settlement.

The MPUC decision is anticipated in June 2017.

Minnesota 2016 Multi-Year Electric Rate Case – Background
In November 2015, NSP-Minnesota filed a three-year electric rate case with the MPUC. The rate case is based on a requested return on equity (ROE) of 10.0 percent and a 52.50 percent equity ratio. In December 2015, the MPUC approved interim rates for 2016. The request is detailed in the table below:

Request (Millions of Dollars)	2016	2017	2018
Rate request	$194.6	$52.1	$50.4
Increase percentage	6.4%	1.7%	1.7%
Interim request	$163.7	$44.9	N/A
Rate base	$7,800	$7,700	$7,700

Settlement Agreement
In August 2016, NSP-Minnesota and various parties reached a settlement which resolves all revenue requirement issues in dispute. The settlement agreement requires the approval of the MPUC.

Key terms of the settlement are listed below:

•	Four-year period covering 2016-2019;

•	Annual sales true-up as detailed below:

•	2016 weather-normalized actuals used to set final 2016 rates, no cap;

•	2016-2019 full decoupling for residential and non-demand metered commercial classes with a 3 percent cap; and

•	2017-2019 annual true-up for non-decoupled classes with a 3 percent cap.

•	ROE of 9.2 percent and an equity ratio of 52.5 percent;

•	Nuclear related costs will not be considered provisional;

•	Continued use of all existing riders, however no new riders may be utilized during the four-year term;

•	Deferral of incremental 2016 property tax expense above a fixed threshold to 2018 and 2019;

•	Four-year stay out provision for rate cases;

•	Property tax true-up mechanism for 2017-2019; and

•	Capital expenditure true-up mechanism for 2016-2019.

(Millions of Dollars, incremental)	2016	2017	2018	2019	Total
Settlement revenues (a)	$74.99	$59.86	$—	$50.12	$184.97
NSP-Minnesota’s sales true-up (b)	59.95	—	—	(0.20)	59.75
Total rate impact (c)	$134.94	$59.86	$—	$49.92	$244.72

(a)	The settlement revenues are based on the Department of Commerce’s sales forecast.

(b)	Sales actual data and related revenue calculations were filed with the MPUC on Feb. 6, 2017.

(c)	The total rate impact reflects an increase of 4.62 percent in 2016; 2.05 percent in 2017; 0 percent in 2018 and 1.71 percent in 2019.

Minnesota Legislation
On Feb. 28, 2017, the Minnesota governor signed a bill into law allowing NSP-Minnesota to build a natural gas combined-cycle power plant at NSP-Minnesota’s Sherco site. The plant was originally proposed as part of NSP-Minnesota’s resource plan, which enables the retirement of two coal units at the Sherco site. The plant’s in-service date is anticipated for 2026. Cost recovery of the plant will be subject to MPUC approval.

Certain information discussed in this Current Report on Form 8-K is forward-looking information that involves risks, uncertainties and assumptions. Forward-looking information includes, among other information, the expected impact of NSP-Minnesota’s electric rate case, the impact of proposed rate adjustments, interim rates, our 2017 earnings per share guidance and assumptions, and other statements identified by words such as “may,” “believe,” “expect,” “estimate,” “anticipate,” “would,” or “plan.” Forward-looking statements are subject to certain risks, uncertainties and assumptions. Although Xcel Energy believes that its expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Factors, in addition to those discussed in Xcel Energy’s and NSP-Minnesota’s Annual Report on Form 10-K for the year ended Dec. 31, 2016, and subsequent securities filings, that could cause actual results to differ materially include: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries (collectively, Xcel Energy) to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slow down in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy and NSP-Minnesota have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; cyber security threats and data security breaches; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; or impose environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; financial or regulatory accounting policies imposed by regulatory bodies; outcomes of regulatory proceedings; availability of cost of capital; and employee work force factors. Forward-looking statements speak only as of the date they are made, and Xcel Energy expressly disclaims any obligation to update any forward-looking information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 3, 2017	Xcel Energy Inc. (a Minnesota corporation)
Northern States Power Company (a Minnesota corporation)

/s/ ROBERT C. FRENZEL
Robert C. Frenzel
Executive Vice President, Chief Financial Officer